Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226383

$600,000,000

3.70% First and Refunding Mortgage Bonds,

Series 2018E, Due 2025

SUMMARY OF TERMS

Security:	3.70% First and Refunding Mortgage Bonds, Series 2018E, Due 2025 (the “Reopened Series 2018E Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$600,000,000. Upon settlement, the Reopened Series 2018E Bonds will form a part of the same series as, and will be fungible with, the Issuer’s outstanding $300,000,000 3.70% First and Refunding Mortgage Bonds, Series 2018E, Due 2025, issued on August 2, 2018 (the “Original Series 2018E Bonds”). The aggregate principal amount of this series of bonds will be $900,000,000.

Expected Ratings of Securities*:	A3 / A- / BBB+ (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	March 30, 2020

Settlement Date**:	April 2, 2020 (T + 3)

Maturity:	August 1, 2025

Benchmark US Treasury:	0.50% due March 31, 2025

Benchmark US Treasury Price:	100-17 1⁄4

Benchmark US Treasury Yield:	0.391%

Spread to Benchmark US Treasury:	T + 275 bps

Reoffer Yield:	3.141%

Coupon:	3.70%

Coupon Payment Dates:	February 1 and August 1

First Coupon Payment Date:	August 1, 2020

Public Offering Price:	102.645% (plus $3,761,666.67 of accrued interest from and including February 1, 2020 to but excluding the Settlement Date)

Optional Redemption:

Callable at any time prior to June 1, 2025, in whole or in part, at a “make whole” premium of 15 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after June 1, 2025, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400GN7 / US842400GN73

Joint Book-running Managers:	J.P. Morgan Securities LLC (“J.P. Morgan”) Morgan Stanley & Co. LLC (“Morgan Stanley”) TD Securities (USA) LLC (“TD Securities”)

Co-managers:	AmeriVet Securities, Inc. Blaylock Van, LLC Penserra Securities LLC Stern Brothers & Co.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Reopened Series 2018E Bonds on the Trade Date will be required, by virtue of the fact that the Reopened Series 2018E Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan collect at 1-212-834-4533, Morgan Stanley at 1-866-718-1649 or TD Securities toll-free at 1-855-495-9846.